Exhibit 35.2

SERVICER COMPLIANCE STATEMENT

September 15, 2008

In connection with the Annual Report on Form 10-K for each of the Trusts listed on Schedule A, attached hereto (the “Trusts”) for the fiscal year ending June 30, 2008 (the “Reports”) and pursuant to Item 1123 of Regulation AB of the Securities and Exchange Commission, the undersigned, a duly authorized officer of First Marblehead Data Services, Inc., the administrator of the Trusts (the “Administrator”), does hereby certify and represent as follows:

1.
A review of the activities and performance of the Administrator under the applicable administration agreement for each of the Trusts (each, an “Administration Agreement”) for the period that is the subject of each of the Reports has been made under the supervision of the undersigned;

2.
To the best knowledge of the undersigned, based on such review, the Administrator has fulfilled all of its obligations under each Administration Agreement in all material respects throughout the period that is the subject of each of the Reports; and

3.	To the best knowledge of the undersigned, based on such review, there have been no failures to fulfill any such obligation in any material respect.

IN WITNESS WHEREOF, the undersigned has executed this Servicer Compliance Statement as of September 15, 2008.

FIRST MARBLEHEAD DATA SERVICES, INC.

By:	/s/ Rosalyn Bonaventure
Rosalyn Bonaventure
President

Schedule A

The National Collegiate Student Loan Trust 2007-3
The National Collegiate Student Loan Trust 2007-4